BNC Bancorp Closes $72.5 Million Private Placement

HIGH POINT, N.C., June 8, 2012 -- BNC Bancorp (Nasdaq: BNCN), whose wholly-owned subsidiary is Bank of North Carolina, announced today that it closed the sale of $72.5 million of its securities to various accredited investors.

The transaction discussed above involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. BNC Bancorp has agreed to prepare and file a registration statement with the Securities and Exchange Commission to provide for the resale of the securities issued in the private placement. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.5 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 30 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Media Contacts:

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Lauren Steinberg, RLM Finsbury

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